Exhibit 10.5
IBOTTA, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved by the Company’s Board of Directors on March 20, 2024
Approved by the Company’s stockholders on [_____], 2024
Ibotta, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) formalizes the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in place, the meaning given such term or any similar term in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash payments such Outside Director receives under this Policy.
Subject to Section 8, this Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”).
1.CASH COMPENSATION
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings.
Committee Annual Cash Retainer
As of the Effective Date, each Outside Director who serves as the chair of the Board, the lead Outside Director, and/or the chair or member of a committee of the Board will be eligible to earn additional annual retainers (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board:	$25,000

Lead Outside Director:	$25,000

Chair of Audit Committee:	$20,000

Member of Audit Committee:	$10,000

Chair of Compensation Committee:	$15,000

Member of Compensation Committee:	$7,500

Chair of Nominating and Governance Committee:	$10,000

Member of Nominating and Governance Committee:	$5,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the annual retainer as the chair of the committee and will not also receive the annual retainer as a member of the committee.
Payment
Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the applicable fiscal quarter, and such payment shall be made no later than 30 days following the end of such fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director, the chair of the Board, the lead Outside Director, and/or the chair or member of a committee of the Board during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director, the chair of the Board, the lead Outside Director, and/or the chair or member of a committee of the Board from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.EQUITY COMPENSATION
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)Initial Award. Subject to Section 11 of the Plan and Section 4 of this Policy, each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a Value of $400,000, rounded to the nearest whole Share. The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an

Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.
Subject to Section 3, each Initial Award will vest as to 1/3rd of the restricted stock units on each anniversary of the grant date, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)Annual Award. Subject to Section 11 of the Plan and Section 4 of this Policy, on the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director who has provided continuous service as an Outside Director from the date that is 6 months prior to such Annual Meeting through the date of such Annual Meeting will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $200,000, rounded to the nearest whole Share.
Subject to Section 3, each Annual Award will vest as to 100% of the restricted stock units on the earlier of (i) the first anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, subject to the Outside Director remaining a Service Provider through such vesting date.
(d)Value. For purposes of this Policy, “Value” means the grant date fair value (determined in accordance with U.S. generally accepted accounting principles), or such other methodology the Board may determine prior to the grant of the Initial Award or Annual Award becoming effective.
3.CHANGE IN CONTROL
With respect to Awards granted to an Outside Director while such individual was an Outside Director, in the event of a Change in Control, the Outside Director will fully vest in and have the right to exercise his or her outstanding equity awards and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the Administrator between the Outside Director and the Company or any of its Subsidiaries or Parents, as applicable.
4.ANNUAL COMPENSATION LIMIT
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under the Plan) with an aggregate value greater than $750,000, increased to $100,000 in the Fiscal Year of his or her initial service as an Outside Director (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.TRAVEL EXPENSES
Each Outside Director’s reasonable, customary, and documented travel expenses to Board or Board committee meetings or related to his or her service on the Board or Board committee will be reimbursed by the Company.
6.ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
7.SECTION 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Outside Director (or any other person) as a result of Section 409A.
8.STOCKHOLDER APPROVAL
The initial adoption of the Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9.
9.REVISIONS
The Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.